Exhibit 99.1

Financial Contact:     James S. Gulmi (615) 367-8325
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO ANNOUNCES ESTIMATED SECOND QUARTER FISCAL 2014 RESULTS

NASHVILLE, Tenn., Aug. 29, 2013 --- Genesco Inc. (NYSE: GCO) today announced estimated results of continuing operations for the second quarter ended August 3, 2013, and a potential change in accounting for certain bonus awards payable under the Company's EVA Incentive Plan as discussed below under the heading “Potential Accounting Correction.” In order to provide an estimate on a comparable basis with previously reported periods, and assuming for this purpose the continued application of the Company's historical method of accounting for such bonus awards, which is under review by the Company and its independent auditors, the Company estimates earnings from continuing operations for the second quarter ended August 3, 2013 would be $12.1 million, or $0.52 per diluted share, compared to previously reported earnings from continuing operations of $10.6 million, or $0.44 per diluted share, for the second quarter ended July 28, 2012. The Company's current estimate of the maximum effect of any potential accounting change on reported earnings and diluted earnings per share for the second quarter of Fiscal 2014 and other periods is set out in Schedule C to this announcement.

Fiscal 2014 second quarter results are expected to reflect expenses of $0.7 million, or $0.04 per diluted share after tax, including $2.8 million of expenses related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited, which are required to be expensed as compensation because the payment is contingent upon the payees' continued employment, and $1.2 million for other legal matters, network intrusion expenses and asset impairment charges, partially offset by a net gain of $3.3 million on the termination of the lease of a New York City Journeys store location. Last year's second quarter results included $3.3 million, or $0.06 per diluted share after tax, in deferred purchase price payments in connection with the acquisition of Schuh Group Limited and asset impairment charges, decreased by tax rate adjustments.

Adjusted for the items described above in both periods and before any adjustments related to the matters discussed under the heading “Potential Accounting Correction,” below, earnings from continuing operations were $13.2 million, or $0.56 per diluted share, for the second quarter of Fiscal 2014, compared to earnings from continuing operations of $12.1 million, or $0.50 per diluted share, for the second quarter of Fiscal 2013. For consistency with Fiscal 2014's previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the second quarter of Fiscal 2014 increased 5.7% to $574.7 million from $543.5 million in the second quarter of Fiscal 2013, reflecting a comparable store sales decrease of 2%. The Lids Sports Group's comparable store sales decreased by 3%, the Journeys Group decreased by 1%, Schuh Group decreased by 7%, and Johnston & Murphy Retail increased by 7%.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, "We are disappointed that our second quarter performance fell short of expectations. Sales trends proved to be more challenging as the quarter progressed and results came in below our plan. The third quarter has

Exhibit 99.1

gotten off to a difficult start with comparable sales down 3% through Saturday, August 24. Despite our current sales trajectory we remain optimistic that we can deliver a modest comp improvement in the fourth quarter based primarily on a product mix shift in footwear that moves in our favor and easier comparisons for Journeys and Lids.”

Dennis also discussed the Company's updated outlook. "Based on second quarter performance and month to date results for August, we are lowering our outlook for Fiscal 2014. We now expect adjusted Fiscal 2014 diluted earnings per share, prior to any change in accounting for the Company's bonus accruals, to be in the range of $5.20 to $5.30, a 3% to 5% increase over Fiscal 2013's adjusted earnings per share of $5.06, down from our previously issued guidance of $5.57 to $5.67. Consistent with our previous guidance, these expectations do not include non-cash asset impairments, network intrusion expenses and other legal matters offset in part by the net gain on the lease termination. We estimate that these items will be in the range of $1.0 million to $2.0 million pretax, or $0.02 to $0.05 per share, after tax, in Fiscal 2014. They also do not reflect compensation expense associated with the Schuh deferred purchase price as described above, which is currently estimated at approximately $11.5 million, or $0.49 per diluted share, or any additional expense related to the potential change in accounting for the Company's EVA Incentive Plan bonus accruals, which we believe could range as high as $12.7 million pretax, or $0.32 per share, after tax, for the full year. This guidance assumes a comparable sales increase in the low single digit range for the full fiscal year, including a low single digit decline in the third quarter and a low to mid-single digit increase in the fourth quarter." A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, "We continue to feel good about the strategic strengths of each of our businesses and the long-term growth prospects for our Company. We've successfully navigated through uncertain consumer environments before and I'm confident we are doing the right things to ensure we once again emerge with our dominant market positions intact.”

Potential Accounting Correction

Under the Company's EVA Incentive Plan, bonus awards in excess of a specified cap in any year are retained and paid out over the three subsequent years, subject to reduction or elimination by deteriorating operating performance or subject to forfeiture if the participant voluntarily resigns from employment with the Company or is terminated for cause before the retained amount is paid. Historically, the Company has accrued the full amount of the retained bonus in the year in which it was determined.

The Company is considering with its independent auditors whether U.S. GAAP requires that the retained bonus be expensed across the three-year period rather than fully accrued in the year it is determined because the participant forfeits the retained bonus if he or she voluntarily resigns or is terminated for cause before the retained bonus is paid out and because payment of the retained amount remains subject to performance throughout the three-year payment period. The Company expects to reach a conclusion regarding the occurrence of an error and implement any required accounting changes for all affected periods before it files its Quarterly Report on Form 10-Q for the quarter ended August 3, 2013. Depending on the materiality of any required changes, the Company may restate certain prior financial statements. Schedule C to this announcement assumes the conclusion requires a restatement of results for prior years and sets forth the Company's current estimate of the maximum effect of any potential accounting change on reported earnings and diluted earnings per share from continuing operations for each of the fiscal years ended 2012 and 2013 and for the first and second fiscal quarters of Fiscal 2013 and Fiscal 2014.

Exhibit 99.1

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on August 29, 2013 at 7:30 a.m. (Central time) may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including whether an accounting error has occurred, the estimated effects of any potential change in accounting related to the matters discussed in this announcement under the heading “Potential Accounting Changes” for historic and future periods; the amount of required accruals related to the earn-out bonus potentially payable to Schuh management based on the achievement of certain performance objectives; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

Exhibit 99.1

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,480 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Underground by Journeys, Schuh, Lids, Locker Room by Lids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundbyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com, www.suregripfootwear.com and www.dockersshoes.com. In addition, the Company sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, SureGrip, and other brands, and operates the Lids Team Sports team dealer business. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Six Months Ended
	Estimated		Estimated
	Aug. 3,	July 28,	Aug. 3,	July 28,
In Thousands	2013	2012	2013	2012
Net sales	$574,746	$543,522	$1,166,134	$1,143,666
Cost of sales	291,798	270,500	584,575	563,980
Selling and administrative expenses*	268,697	255,663	533,711	526,185
Asset impairments and other, net	(7,140)	404	(5,811)	539
Earnings from operations	21,391	16,955	53,659	52,962
Interest expense, net	1,140	1,207	2,179	2,324
Earnings from continuing operations
before income taxes	20,251	15,748	51,480	50,638

Income tax expense	8,111	5,187	20,859	19,286
Earnings from continuing operations	12,140	10,561	30,621	31,352

Provision for discontinued operations	(125)	(41)	(224)	(218)
Net Earnings	$12,015	$10,520	$30,397	$31,134

*Includes $2.8 million and $5.7 million in deferred payments related to the Schuh acquisition in the second quarter and first six months ended August 3, 2013, respectively, and $2.9 million and $5.9 million for the second quarter and first six months ended July 28, 2012, respectively.

Earnings Per Share Information
	Three Months Ended		Six Months Ended
	Estimated		Estimated
	Aug. 3,	July 28,	Aug. 3,	July 28,
In Thousands (except per share amounts)	2013	2012	2013	2012
Preferred dividend requirements	$—	$35	$33	$81

Average common shares - Basic EPS	23,274	23,778	23,284	23,687

Basic earnings per share:
From continuing operations	$0.52	$0.44	$1.31	$1.32
Net earnings	$0.52	$0.44	$1.30	$1.31

Average common and common
equivalent shares - Diluted EPS	23,523	24,123	23,627	24,168

Diluted earnings per share:
From continuing operations	$0.52	$0.44	$1.29	$1.29
Net earnings	$0.51	$0.43	$1.29	$1.29

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Six Months Ended
	Estimated		Estimated
	Aug. 3,	July 28,	Aug. 3,	July 28,
In Thousands	2013	2012	2013	2012
Sales:
Journeys Group	$222,471	$209,439	$479,614	$473,279
Schuh Group	82,109	81,156	150,432	151,468
Lids Sports Group	192,456	181,879	370,361	365,015
Johnston & Murphy Group	53,258	48,279	111,683	99,692
Licensed Brands	23,869	22,256	53,224	53,522
Corporate and Other	583	513	820	690
Net Sales	$574,746	$543,522	$1,166,134	$1,143,666
Operating Income (Loss):
Journeys Group	$2,877	$2,065	$26,508	$27,347
Schuh Group (1)	(60)	(545)	(3,086)	(3,496)
Lids Sports Group	12,688	20,571	25,197	39,739
Johnston & Murphy Group	1,760	1,814	5,612	5,823
Licensed Brands	1,473	1,427	4,388	4,792
Corporate and Other (2)	2,653	(8,377)	(4,960)	(21,243)
Earnings from operations	21,391	16,955	53,659	52,962
Interest, net	1,140	1,207	2,179	2,324
Earnings from continuing operations
before income taxes	20,251	15,748	51,480	50,638
Income tax expense	8,111	5,187	20,859	19,286
Earnings from continuing operations	12,140	10,561	30,621	31,352

Provision for discontinued operations	(125)	(41)	(224)	(218)
Net Earnings	$12,015	$10,520	$30,397	$31,134

(1)Includes $2.8 million and $5.7 million in deferred payments related to the Schuh acquisition in the second quarter and first six months ended August 3, 2013, respectively, and $2.9 million and $5.9 million for the second quarter and first six months ended July 28, 2012, respectively.

(2)Includes $7.1 million income in the second quarter of Fiscal 2014 which includes an $8.3 million gain on a lease termination, partially offset by a $0.5 million charge for other legal matters, a $0.5 million charge for network intrusion expenses and a $0.2 million charge for asset impairments. Includes $5.8 million income for the first six months of Fiscal 2014 which includes an $8.3 million gain on a lease termination, partially offset by $1.4 million for asset impairments, $0.6 million for network intrusion expenses and $0.5 million for other legal matters. Includes a $0.4 million charge and a $0.5 million charge in the second quarter and first six months of Fiscal 2013, respectively, primarily for asset impairments.

Exhibit 99.1

GENESCO INC.

Consolidated Balance Sheet
	Estimated
	Aug. 3,	July 28,
In Thousands	2013	2012
Assets
Cash and cash equivalents	$46,027	$47,222
Accounts receivable	50,188	45,709
Inventories	628,074	555,626
Other current assets	84,943	80,675
Total current assets	809,232	729,232
Property and equipment	244,589	231,528
Other non-current assets	406,485	420,198
Total Assets	$1,460,306	$1,380,958
Liabilities and Equity
Accounts payable	$244,752	$212,938
Other current liabilities	137,358	154,949
Total current liabilities	382,110	367,887
Long-term debt	67,813	95,001
Other long-term liabilities	182,813	180,338
Equity	827,570	737,732
Total Liabilities and Equity	$1,460,306	$1,380,958

Exhibit 99.1

GENESCO INC.

Retail Units Operated - Six Months Ended August 3, 2013
	Balance	Acquisi-			Balance	Acquisi-			Balance
	1/28/2012	tions	Open	Close	2/2/2013	tions	Open	Close	8/3/2013
Journeys Group	1,154	—	32	29	1,157	—	18	16	1,159
Journeys	812	—	22	14	820	—	10	8	822
Underground by Journeys	137	—	—	7	130	—	—	7	123
Journeys Kidz	152	—	9	5	156	—	8	1	163
Shi by Journeys	53	—	1	3	51	—	—	—	51
Schuh Group	78	—	16	2	92	—	19	16	95
Schuh UK*	56	—	15	1	70	—	19	5	84
Schuh ROI	8	—	1	—	9	—	—	—	9
Schuh Concessions*	14	—	—	1	13	—	—	11	2
Lids Sports Group	1,002	33	47	29	1,053	7	28	17	1,071
Johnston & Murphy Group	153	—	9	5	157	—	8	2	163
Shops	103	—	4	5	102	—	4	2	104
Factory Outlets	50	—	5	—	55	—	4	—	59
Total Retail Units	2,387	33	104	65	2,459	7	73	51	2,488
Permanent Units*					2,446	7	63	37	2,479

Retail Units Operated - Three Months Ended August 3, 2013
	Balance	Acquisi-			Balance
	5/4/2013	tions	Open	Close	8/3/2013
Journeys Group	1,156	—	13	10	1,159
Journeys	822	—	7	7	822
Underground by Journeys	126	—	—	3	123
Journeys Kidz	157	—	6	—	163
Shi by Journeys	51	—	—	—	51
Schuh Group	91	—	16	12	95
Schuh UK*	71	—	16	3	84
Schuh ROI	9	—	—	—	9
Schuh Concessions*	11	—	—	9	2
Lids Sports Group	1,054	7	19	9	1,071
Johnston & Murphy Group	157	—	7	1	163
Shops	102	—	3	1	104
Factory Outlets	55	—	4	—	59
Total Retail Units	2,458	7	55	32	2,488
Permanent Units*	2,446	7	46	20	2,479

*Excludes Schuh Concessions, which are expected to close this year and temporary "pop-up" locations.

Exhibit 99.1

Genesco Inc.

Comparable Sales (including same store and comparable direct sales)
	Three Months Ended		Six Months Ended
	Aug. 3,	July 28,	Aug. 3,	July 28,
	2013	2012	2013	2012
Journeys Group	(1)%	6%	(1)%	9%
Schuh Group*	(7)%	8%	(9)%	8%
Lids Sports Group	(3)%	2%	(4)%	3%
Johnston & Murphy Group	7%	3%	7%	4%
Total Comparable Sales	(2)%	4%	(3)%	6%

*One month ended July 28, 2012.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Second Quarter Ended August 3, 2013 and July 28, 2012

	Estimated
	Second	Impact on	Second	Impact on
	Quarter	Diluted	Quarter	Diluted
In Thousands (except per share amounts)	Jul 2013	EPS	Jul 2012	EPS
Earnings from continuing operations, as reported	$12,140	$0.52	$10,561	$0.44

Adjustments: (1)
Impairment charges	133	0.01	248	0.01
Deferred payment - Schuh acquisition	2,851	0.12	2,928	0.12
Gain on lease termination	(2,077)	(0.09)	—	—
Other legal matters	315	0.01	—	—
Network intrusion expenses	271	0.01	9	—
Higher (lower) effective tax rate	(443)	(0.02)	(1,643)	(0.07)

Adjusted earnings from continuing operations (2)	$13,190	$0.56	$12,103	$0.50

(1) All adjustments are net of tax where applicable. The tax rate for the second quarter of Fiscal 2014 is 36.9% excluding a FIN 48 discrete item of less than $0.1 million. The tax rate for the second quarter of Fiscal 2013 is 36.0% excluding a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 23.5 million and 24.1 million share count for Fiscal 2014 and 2013, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schuh Group
Adjustments to Reported Operating Income (Loss)
Second Quarter Ended August 3, 2013 and July 28, 2012

	Second Qtr	Second Qtr
In Thousands	Jul 2013	Jul 2012
Operating loss	$(60)	$(545)

Adjustments:
Deferred payment - Schuh acquisition	2,851	2,928

Adjusted operating income	$2,791	$2,383

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Six Months Ended August 3, 2013 and July 28, 2012

	Estimated	Impact on		Impact on
	6 mos	Diluted	6 mos	Diluted
In Thousands (except per share amounts)	Jul 2013	EPS	Jul 2012	EPS
Earnings from continuing operations, as reported	$30,621	$1.29	$31,352	$1.29

Adjustments: (1)
Impairment charges	893	0.04	277	0.01
Deferred payment - Schuh acquisition	5,702	0.24	5,883	0.25
Gain on lease termination	(2,077)	(0.09)	—	—
Other legal matters	302	0.01	—	—
Network intrusion expenses	360	0.02	65	—
Higher (lower) effective tax rate	(364)	(0.01)	(1,655)	(0.07)

Adjusted earnings from continuing operations (2)	$35,437	$1.50	$35,922	$1.48

(1) All adjustments are net of tax where applicable. The tax rate for the first six months of Fiscal 2014 is 37.0% excluding a FIN 48 discrete item of less than $0.1 million. The tax rate for the first six months of Fiscal 2013 is 36.7% excluding a FIN 48 discrete item of $0.2 million.

(2) EPS reflects 23.6 million and 24.2 million share count for Fiscal 2014 and 2013, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schuh Group
Adjustments to Reported Operating Income (Loss)
Six Months Ended August 3, 2013 and July 28, 2012

	6 mos	6 mos
In Thousands	Jul 2013	Jul 2012
Operating loss	$(3,086)	$(3,496)

Adjustments:
Deferred payment - Schuh acquisition	5,702	5,883

Adjusted operating income	$2,616	$2,387

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 1, 2014

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2014		Fiscal 2014
Forecasted earnings from continuing operations	$112,474	$4.76	$110,739	$4.69

Adjustments: (1)
Impairment/Gain on lease termination	1,258	0.05	629	0.02
Deferred payment - Schuh acquisition	11,480	0.49	11,480	0.49

Adjusted forecasted earnings from continuing operations (2)	$125,212	$5.30	$122,848	$5.20

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2014 is approximately 37.1% excluding a FIN 48 discrete item of $0.2 million.

(2) EPS reflects 23.6 million share count for Fiscal 2014 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.

Exhibit 99.1

Schedule C

Genesco Inc.
Effect of Potential Accounting Change on Reported Earnings from Continuing Operations
Fiscal 2012 & 2013, Quarter 1 of Fiscal 2013 & 2014 and Quarter 2 of Fiscal 2013 & 2014

In Thousands (except per share amounts)
	Fiscal 2012	Qtr 1 FY13	Qtr 2 FY13	Fiscal 2013	Qtr 1 FY14	Qtr 2 FY14
Earnings from continuing operations, as reported	$82,984	$20,791	$10,561	$110,998	$18,481	$12,140

Potential maximum adjustment estimate, net of tax	13,650	2,174	310	3,452	(4,489)	(4,190)
Earnings from continuing operations, as potentially adjusted	$96,634	$22,965	$10,871	$114,450	$13,992	$7,950

Diluted earnings per share from continuing operations, as reported	$3.48	$0.86	$0.44	$4.62	$0.78	$0.52
Diluted earnings per share from continuing operations, as potentially adjusted	$3.96	$0.93	$0.44	$4.76	$0.59	$0.34